Exhibit 99.1

Bank of the Ozarks, Inc. Announces Third Quarter 2013 Earnings

LITTLE ROCK, Ark.--(BUSINESS WIRE)--October 10, 2013--Bank of the Ozarks, Inc. (NASDAQ:OZRK) today announced that net income for the quarter ended September 30, 2013 was $22.4 million, a 16.0% increase from $19.3 million for the third quarter of 2012. Diluted earnings per common share for the third quarter of 2013 were $0.61, a 10.9% increase from $0.55 for the third quarter of 2012.

For the nine months ended September 30, 2013, net income totaled $62.7 million, an 11.3% increase from net income of $56.4 million for the first nine months of 2012. Diluted earnings per common share for the first nine months of 2013 were $1.74, a 7.4% increase from $1.62 for the first nine months of 2012.

On July 31, 2013 the Company completed its acquisition of The First National Bank of Shelby (“FNB Shelby”) in Shelby, North Carolina. This acquisition resulted in a bargain purchase gain, net of acquisition and conversion costs, of approximately $0.2 million after applicable taxes, or slightly less than $0.01 of diluted earnings per common share, for the third quarter and first nine months of 2013.

The Company’s annualized returns on average assets and average common stockholders’ equity for the third quarter of 2013 were 1.99% and 15.40%, respectively, decreasing from 2.05% and 16.40%, respectively, for the third quarter of 2012. Annualized returns on average assets and average common stockholders’ equity for the first nine months of 2013 were 2.05% and 15.55%, respectively, compared to 2.00% and 16.73%, respectively, for the first nine months of 2012.

Loans and leases, excluding loans covered by FDIC loss share agreements (“covered loans”) and purchased loans not covered by loss share (“purchased non-covered loans”), were $2.52 billion at September 30, 2013, a 24.2% increase from $2.03 billion at September 30, 2012. Including covered loans and purchased non-covered loans, total loans and leases were $3.33 billion at September 30, 2013, a 24.0% increase from $2.69 billion at September 30, 2012.

In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, “We are pleased to report our excellent third quarter results. Highlights of the quarter included significant expansion in North Carolina with the FNB Shelby acquisition, stellar asset quality and another quarter of excellent loan and lease growth. Our capabilities to generate loan and lease growth have been clearly evident this year. Our balance of loans and leases outstanding, excluding covered loans and purchased non-covered loans, increased $79 million in the quarter just ended and $407 million for the first three quarters this year. Our unfunded balance of closed loans increased $196 million during the third quarter, growing to $1.13 billion at September 30, 2013 compared to $935 million at June 30, 2013 and $769 million at December 31, 2012.”

Deposits were $3.65 billion at September 30, 2013, a 26.4% increase compared to $2.89 billion at September 30, 2012 and a 22.5% increase compared to $2.98 billion at June 30, 2013.

Total assets were $4.71 billion at September 30, 2013, a 23.1% increase compared to $3.82 billion at September 30, 2012 and a 16.4% increase compared to $4.04 billion at June 30, 2013.

Common stockholders’ equity was $608 million at September 30, 2013, a 27.3% increase from $478 million at September 30, 2012 and a 14.5% increase from $531 million at June 30, 2013. Book value per common share was $16.57 at September 30, 2013, a 20.2% increase from $13.78 at September 30, 2012 and a 10.5% increase from $14.99 at June 30, 2013. Changes in common stockholders’ equity and book value per common share reflect earnings, dividends paid, stock option and stock grant transactions, stock consideration issued in connection with the Company’s acquisitions and changes in the Company’s mark-to-market adjustment for unrealized gains and losses on investment securities available for sale.

The Company’s ratio of common stockholders’ equity to total assets was 12.92% at September 30, 2013, an increase from 12.50% at September 30, 2012, but a decrease from 13.13% at June 30, 2013. Its ratio of tangible common stockholders’ equity to tangible total assets was 12.55% at September 30, 2013, an increase from 12.25% at September 30, 2012, but a decrease from 12.90% at June 30, 2013.

NET INTEREST INCOME

Net interest income for the third quarter of 2013 was $50.6 million, an increase of 13.9% from $44.4 million for the third quarter of 2012 and an increase of 16.5% from $43.5 million for the second quarter of 2013. Net interest margin, on a fully taxable equivalent (“FTE”) basis, decreased 42 basis points to 5.55% in the third quarter of 2013 compared to 5.97% in the third quarter of 2012, and decreased one basis point compared to 5.56% in the second quarter of 2013. Average earning assets increased to $3.78 billion for the third quarter of 2013 compared to $3.10 billion for the third quarter of 2012 and compared to $3.29 billion for the second quarter of 2013.

Net interest income for the first nine months of 2013 was $138.2 million, a 5.9% increase from $130.6 million for the first nine months of 2012. The Company’s net interest margin (FTE) for the first nine months of 2013 was 5.63%, a 30 basis point decrease from 5.93% for the first nine months of 2012. Average earning assets increased to $3.43 billion for the first nine months of 2013 compared to $3.09 billion for the first nine months of 2012.

NON-INTEREST INCOME

Non-interest income for the third quarter of 2013 increased 24.2% to $18.0 million from $14.5 million for the third quarter of 2012, but decreased 5.2% from $19.0 million for the second quarter of 2013. Non-interest income for the first nine months of 2013 increased 21.2% to $53.3 million from $44.0 million for the first nine months of 2012. The Company’s results for the third quarter and first nine months of 2013 included a $1.06 million bargain purchase gain from the FNB Shelby acquisition. The Company’s results for the third quarter and first nine months of 2012 included no acquisitions or bargain purchase gain.

Service charges on deposit accounts increased 16.3% to a record $5.82 million in the third quarter of 2013 from $5.00 million in the third quarter of 2012. Service charges on deposit accounts were $15.61 million in the first nine months of 2013, a 6.9% increase from $14.60 million for the first nine months of 2012.

Mortgage lending income decreased 23.7% to $1.28 million in the third quarter of 2013 from $1.67 million in the third quarter of 2012. Mortgage lending income was $4.66 million in the first nine months of 2013, a 13.6% increase from $4.10 million in the first nine months of 2012.

Trust income increased 22.5% to a record of $1.06 million in the third quarter of 2013 from $0.87 million in the third quarter of 2012. Trust income was $2.81 million in the first nine months of 2013, an 11.1% increase from $2.53 million in the first nine months of 2012.

Income from accretion of the Company’s FDIC loss share receivable, net of amortization of the Company’s FDIC clawback payable, was $1.40 million in the third quarter of 2013, a decrease of 17.8% compared to $1.70 million in the third quarter of 2012. For the first nine months of 2013, income from accretion of the Company’s FDIC loss share receivable, net of amortization of the Company’s FDIC clawback payable, was $6.27 million, an increase of 3.8% compared to $6.04 million in the first nine months of 2012.

Other income from loss share and purchased non-covered loans was $2.48 million in the third quarter of 2013, an increase of 9.4% from $2.27 million in the third quarter of 2012, but a decrease of 32.7% from $3.69 million in the second quarter of 2013. For the first nine months of 2013, other income from loss share and purchased non-covered loans was $8.33 million, an increase of 11.8% from $7.45 million in the first nine months of 2012.

Net gains on sales of other assets were $2.50 million in the third quarter of 2013 compared to $1.43 million in the third quarter of 2012 and $3.11 million in the second quarter of 2013. Net gains on sales of other assets were $7.56 million in the first nine months of 2013 compared to $4.38 million in the first nine months of 2012.

NON-INTEREST EXPENSE

Non-interest expense for the third quarter of 2013 increased 12.3% to $32.2 million compared to $28.7 million in the third quarter of 2012. Non-interest expense for the first nine months of 2013 was $91.3 million, an 8.0% increase from $84.6 million in the first nine months of 2012. Non-interest expense for the third quarter and first nine months of 2013 included pretax acquisition and conversion costs totaling approximately $1.37 million as a result of the FNB Shelby acquisition. The Company had no acquisition and conversion costs during the third quarter and first nine months of 2012.

The Company’s efficiency ratio for the third quarter of 2013 improved to 45.5% compared to 47.0% for the third quarter of 2012 and 46.3% for the second quarter of 2013. The Company’s efficiency ratio improved to 46.2% for the first nine months of 2013 compared to 46.7% for the first nine months of 2012.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Loans, repossessions and foreclosed assets covered by FDIC loss share agreements, along with the related FDIC loss share receivable, are presented in the Company’s financial reports with a carrying value equal to the net present value of expected future proceeds. At September 30, 2013, the carrying value of covered loans was $409 million, foreclosed assets covered by loss share was $40 million and the FDIC loss share receivable was $90 million. At September 30, 2012, the carrying value of covered loans was $653 million, foreclosed assets covered by loss share was $58 million and the FDIC loss share receivable was $175 million.

Purchased non-covered loans include a small volume of non-covered loans acquired in FDIC-assisted acquisitions and loans acquired in the December 31, 2012 acquisition of Genala Banc, Inc. and the July 31, 2013 acquisition of FNB Shelby. Purchased non-covered loans that contain evidence of credit deterioration on the date of purchase are initially recorded at fair value and are presented in the Company’s financial reports with a carrying value equal to the net present value of expected future proceeds. Other purchased non-covered loans are initially recorded at fair value on the date of purchase and are presented in the Company’s financial reports at their initial fair value, adjusted for subsequent advances, pay downs, amortization or accretion of any premium or discount on purchase, charge-offs and any other adjustments to carrying value. The carrying value of purchased non-covered loans was $399 million at September 30, 2013 compared to $2 million at September 30, 2012 and $31 million at June 30, 2013.

Excluding covered loans and purchased non-covered loans, nonperforming loans and leases as a percent of total loans and leases decreased to 0.41% at September 30, 2013 compared to 0.43% at September 30, 2012 and 0.66% at June 30, 2013.

Excluding covered loans, purchased non-covered loans and foreclosed assets covered by loss share, nonperforming assets as a percent of total assets decreased to 0.47% at September 30, 2013 compared to 0.59% at September 30, 2012 and 0.66% at June 30, 2013.

Excluding covered loans and purchased non-covered loans, the Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases decreased to 0.54% at September 30, 2013 compared to 0.61% as of September 30, 2012 and 0.74% at June 30, 2013.

The Company’s net charge-offs for the third quarter of 2013 decreased to $1.5 million compared to $3.3 million for the third quarter for 2012 and $1.7 million for the second quarter of 2013. The Company’s net charge-offs for the third quarter of 2013 included $0.6 million for non-covered loans and leases and $0.9 million for covered loans. The Company’s net charge-offs for the third quarter of 2012 included $1.6 million for non-covered loans and leases and $1.7 million for covered loans. The Company’s net charge-offs for the second quarter of 2013 included $0.6 million for non-covered loans and leases and $1.1 million for covered loans. Net charge-offs for covered loans are reported net of applicable FDIC loss share receivable amounts.

The Company’s annualized net charge-off ratio for its non-covered loans and leases improved to 0.09% for the third quarter of 2013 compared to 0.32% for the third quarter of 2012 and 0.11% for the second quarter of 2013. The Company’s annualized net charge-off ratio for all loans and leases, including covered loans, improved to 0.19% for the third quarter of 2013 compared to 0.48% for the third quarter of 2012 and 0.25% for the second quarter of 2013.

The Company’s net charge-offs for the first nine months of 2013 decreased to $6.3 million compared to $9.7 million for the first nine months of 2012. The Company’s net charge-offs for the first nine months of 2013 included $2.3 million for non-covered loans and leases and $4.0 million for covered loans. The Company’s net charge-offs for the first nine months of 2012 included $4.5 million for non-covered loans and leases and $5.2 million for covered loans.

The Company’s annualized net charge-off ratio for its non-covered loans and leases improved to 0.13% for the first nine months of 2013 compared to 0.31% for the first nine months of 2012. The Company’s annualized net charge-off ratio for all loans and leases, including covered loans, improved to 0.29% for the first nine months of 2013 compared to 0.49% for the first nine months of 2012.

For the third quarter of 2013, the Company’s provision for loan and lease losses increased to $3.8 million, which included $2.9 million for non-covered loans and leases and $0.9 million for covered loans. For the third quarter of 2012, the Company’s provision for loan and lease losses was $3.1 million, which included $1.4 million for non-covered loans and leases and $1.7 million for covered loans. For the second quarter of 2013, the Company’s provision for loan and lease losses was $2.7 million, which included $1.6 million for non-covered loans and leases and $1.1 million for covered loans.

For the first nine months of 2013, the Company’s provision for loan and lease losses was $9.2 million, which included $5.2 million for non-covered loans and leases and $4.0 million for covered loans. For the first nine months of 2012, the Company’s provision for loan and lease losses was $9.2 million, which included $4.0 million for non-covered loans and leases and $5.2 million for covered loans.

The Company’s allowance for loan and lease losses was $41.7 million, or 1.65% of total loans and leases, excluding covered loans and purchased non-covered loans, at September 30, 2013, compared to $38.7 million, or 1.90% of total loans and leases, excluding covered loans and purchased non-covered loans, at September 30, 2012 and $39.4 million, or 1.61% of total loans and leases, excluding covered loans and purchased non-covered loans, at June 30, 2013. The Company had no allowance for covered loans or purchased non-covered loans at September 30, 2013, September 30, 2012 or June 30, 2013.

CONFERENCE CALL

Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CDT (11:00 a.m. EDT) on Friday, October 11, 2013. The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call 1-888-287-5563 up to ten minutes prior to the beginning of the call and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-888-203-1122 in the United States and Canada or 719-457-0820 internationally. The passcode for this telephone playback is 9087926. The telephone playback will be available for one week following the call, and the website recording of the call will be available for 12 months.

FORWARD LOOKING STATEMENTS

This release and other communications by the Company contain forward looking statements regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future. Actual results may differ materially from those projected in such forward looking statements due to, among other things, potential delays or other problems implementing the Company’s growth and expansion strategy including delays in identifying sites, hiring or retaining qualified personnel, obtaining regulatory or other approvals, obtaining permits and designing, constructing and opening new offices; the ability to enter into additional FDIC-assisted or traditional acquisitions; problems with integrating or managing acquisitions; opportunities to profitably deploy capital; the ability to achieve growth in loans, leases and deposits, including growth from unfunded closed loans; the ability to generate future revenue growth or to control future growth in non-interest expense; interest rate fluctuations, including changes in the yield curve between short-term and long-term interest rates; competitive factors and pricing pressures, including their effect on the Company’s net interest margin; general economic, unemployment, credit market and real estate market conditions, including conditions from current political stalemates in the U.S. Congress resulting in possible monetary defaults by the U. S. Government on its monetary obligations, and the effect of any such conditions or results on the creditworthiness of borrowers and lessees, collateral values, the value of investment securities and asset recovery values, including the value of the FDIC loss share receivable and related assets covered by FDIC loss share agreements; changes in legal and regulatory requirements; recently enacted and potential legislation and regulatory actions, including legislation and regulatory actions intended to stabilize economic conditions and credit markets, strengthen the capital of financial institutions, increase regulation of the financial services industry and protect homeowners or consumers; changes in U.S. government monetary and fiscal policy; possible further downgrade of U.S. Treasury securities; adoption of new accounting standards or changes in existing standards; and adverse results in current or future litigation as well as other factors identified in this press release or in Management’s Discussion and Analysis under the caption “Forward Looking Information” contained in the Company’s 2012 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

GENERAL INFORMATION

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK”. The Company owns a state-chartered subsidiary bank that conducts banking operations through 131 offices, including 66 Arkansas offices, 28 Georgia offices, 15 North Carolina offices, 13 Texas offices, four Florida offices, three Alabama offices and one office each in South Carolina and New York. The Company may be contacted at (501) 978-2265 or P.O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is www.bankozarks.com.

Bank of the Ozarks, Inc. Selected Consolidated Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	Quarters Ended			Nine Months Ended
	September 30,			September 30,
	2013	2012	% Change	2013	2012	% Change
Income statement data:
Net interest income	$50,633	$44,444	13.9%	$138,237	$130,576	5.9%
Provision for loan and lease losses	3,818	3,080	24.0	9,212	9,212	-
Non-interest income	18,000	14,491	24.2	53,344	44,012	21.2
Non-interest expense	32,208	28,682	12.3	91,341	84,571	8.0
Net income available to common stockholders	22,350	19,275	16.0	62,737	56,377	11.3

Common stock data:
Net income per share – diluted	$0.61	$0.55	10.9%	$1.74	$1.62	7.4%
Net income per share – basic	0.62	0.56	10.7	1.76	1.63	8.0
Cash dividends per share	0.19	0.13	46.2	0.51	0.36	41.7
Book value per share	16.57	13.78	20.2	16.57	13.78	20.2
Diluted shares outstanding (thousands)	36,648	34,963		35,994	34,872
End of period shares outstanding (thousands)	36,702	34,665		36,702	34,665

Balance sheet data at period end:
Assets	$4,706,465	$3,823,017	23.1%	$4,706,465	$3,823,017	23.1%
Loans and leases	2,522,589	2,030,832	24.2	2,522,589	2,030,832	24.2
Purchased loans not covered by loss share	399,058	2,173	18,264.4	399,058	2,173	18,264.4
Loans covered by loss share	409,319	652,798	(37.3)	409,319	652,798	(37.3)
Allowance for loan and lease losses	41,660	38,672	7.7	41,660	38,672	7.7
Foreclosed assets covered by loss share	40,452	57,632	(29.8)	40,452	57,632	(29.8)
FDIC loss share receivable	89,642	174,899	(48.7)	89,642	174,899	(48.7)
Investment securities	671,393	429,935	56.2	671,393	429,935	56.2
Goodwill	5,243	5,243	-	5,243	5,243	-
Other intangibles – net of amortization	14,796	5,437	172.1	14,796	5,437	172.1
Deposits	3,654,686	2,891,735	26.4	3,654,686	2,891,735	26.4
Repurchase agreements with customers	50,254	32,511	54.6	50,254	32,511	54.6
Other borrowings	280,905	280,771	0.1	280,905	280,771	0.1
Subordinated debentures	64,950	64,950	-	64,950	64,950	-
Common stockholders’ equity	608,236	477,851	27.3	608,236	477,851	27.3
Net unrealized gains (losses) on investment securities AFS included in common stockholders’ equity	(453)	12,960		(453)	12,960
Loan and lease, including covered loans and purchased non-covered loans, to deposit ratio	91.14%	92.88%		91.14%	92.88%

Selected ratios:
Return on average assets*	1.99%	2.05%		2.05%	2.00%
Return on average common stockholders’ equity*	15.40	16.40		15.55	16.73
Average common equity to total average assets	12.94	12.50		13.16	11.94
Net interest margin – FTE*	5.55	5.97		5.63	5.93
Efficiency ratio	45.49	47.00		46.17	46.69
Net charge-offs to average loans and leases*(1)	0.09	0.32		0.13	0.31
Nonperforming loans and leases to total loans and leases(2)	0.41	0.43		0.41	0.43
Nonperforming assets to total assets(2)	0.47	0.59		0.47	0.59
Allowance for loan and lease losses to total loans and leases(2)	1.65	1.90		1.65	1.90

Other information:
Non-accrual loans and leases(2)	$10,405	$8,882		$10,405	$8,882
Accruing loans and leases – 90 days past due(2)	-	-		-	-
Troubled and restructured loans and leases(2)	-	-		-	-
ORE and repossessions(2)	11,647	13,828		11,647	13,828
Impaired covered loans	52,575	31,002		52,575	31,002
Impaired purchased non-covered loans	-	-		-	-

*Ratios for interim periods annualized based on actual days.
(1) Excludes covered loans and net charge-offs related to covered loans.
(2) Excludes purchased non-covered loans, covered loans and covered foreclosed assets, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Supplemental Quarterly Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	12/31/11	3/31/12	6/30/12	9/30/12	12/31/12	3/31/13	6/30/13	9/30/13
Earnings Summary:
Net interest income	$45,839	$43,833	$42,298	$44,444	$43,771	$44,139	$43,465	$50,633
Federal tax (FTE) adjustment	2,210	2,288	2,151	2,087	2,009	2,020	2,076	2,161
Net interest income (FTE)	48,049	46,121	44,449	46,531	45,780	46,159	45,541	52,794
Provision for loan and lease losses	(4,275)	(3,076)	(3,055)	(3,080)	(2,533)	(2,728)	(2,666)	(3,818)
Non-interest income	12,964	13,810	15,710	14,491	18,848	16,357	18,987	18,000
Non-interest expense	(29,339)	(28,607)	(27,282)	(28,682)	(29,891)	(29,231)	(29,901)	(32,208)
Pretax income (FTE)	27,399	28,248	29,822	29,260	32,204	30,557	31,961	34,768
FTE adjustment	(2,210)	(2,288)	(2,151)	(2,087)	(2,009)	(2,020)	(2,076)	(2,161)
Provision for income taxes	(7,604)	(7,950)	(8,584)	(7,883)	(9,519)	(8,526)	(9,506)	(10,224)
Noncontrolling interest	(15)	(1)	5	(15)	(9)	(11)	8	(33)
Net income available to common stockholders	$17,570	$18,009	$19,092	$19,275	$20,667	$20,000	$20,387	$22,350

Earnings per common share – diluted	$0.51	$0.52	$0.55	$0.55	$0.59	$0.56	$0.57	$0.61

Non-interest Income:
Service charges on deposit accounts	$4,936	$4,693	$4,908	$5,000	$4,799	$4,722	$5,074	$5,817
Mortgage lending income	1,147	1,101	1,328	1,672	1,483	1,741	1,643	1,276
Trust income	811	774	888	865	928	883	865	1,060
Bank owned life insurance income	580	576	567	598	1,027	1,083	1,104	1,179
Accretion of FDIC loss share receivable, net of amortization of FDIC clawback payable	2,359	2,305	2,035	1,699	1,336	2,392	2,481	1,396
Other income from loss share and purchased non-covered loans, net	1,501	1,983	3,197	2,270	3,194	2,155	3,689	2,484
Gains (losses) on investment securities	(56)	1	402	-	55	156	-	-
Gains on sales of other assets	899	1,555	1,397	1,425	2,431	1,974	3,110	2,501
Gains on merger and acquisition transactions	-	-	-	-	2,403	-	-	1,061
Other	787	822	988	962	1,192	1,251	1,021	1,226
Total non-interest income	$12,964	$13,810	$15,710	$14,491	$18,848	$16,357	$18,987	$18,000

Non-interest Expense:
Salaries and employee benefits	$15,202	$14,052	$14,574	$15,040	$15,362	$15,694	$15,294	$16,456
Net occupancy expense	3,522	3,878	3,650	4,105	4,160	4,514	4,370	4,786
Other operating expenses	10,106	10,168	8,549	9,028	9,860	8,455	9,669	10,178
Amortization of intangibles	509	509	509	509	509	568	568	788
Total non-interest expense	$29,339	$28,607	$27,282	$28,682	$29,891	$29,231	$29,901	$32,208

Allowance for Loan and Lease Losses:
Balance at beginning of period	$39,136	$39,169	$38,632	$38,862	$38,672	$38,738	$38,422	$39,373
Net charge-offs	(4,242)	(3,613)	(2,825)	(3,270)	(2,467)	(3,044)	(1,715)	(1,531)
Provision for loan and lease losses	4,275	3,076	3,055	3,080	2,533	2,728	2,666	3,818
Balance at end of period	$39,169	$38,632	$38,862	$38,672	$38,738	$38,422	$39,373	$41,660

Selected Ratios:
Net interest margin - FTE*	6.05%	5.98%	5.84%	5.97%	5.84%	5.83%	5.56%	5.55%
Efficiency ratio	48.09	47.73	45.35	47.00	46.25	46.76	46.34	45.49
Net charge-offs to average loans and leases*(1)	0.84	0.44	0.18	0.32	0.28	0.19	0.11	0.09
Nonperforming loans and leases to total loans and leases(2)	0.70	0.60	0.49	0.43	0.43	0.40	0.66	0.41
Nonperforming assets to total assets(2)	1.17	0.76	0.63	0.59	0.57	0.50	0.66	0.47
Allowance for loan and lease losses to total loans and leases(2)	2.08	2.04	1.96	1.90	1.83	1.78	1.61	1.65
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases(2)	1.53	0.83	0.74	0.61	0.73	0.56	0.74	0.54

*Ratios for interim periods annualized based on actual days.
(1) Excludes covered loans and net charge-offs related to covered loans.
(2) Excludes purchased non-covered loans, covered loans and covered foreclosed assets, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Average Consolidated Balance Sheets and Net Interest Analysis – FTE Unaudited

	Three Months Ended September 30,						Nine Months Ended September 30,
	2013			2012			2013			2012
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
	(Dollars in thousands)
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$1,223	$11	3.63%	$1,226	$2	0.61%	$1,135	$21	2.47%	$1,138	$5	0.59%
Investment securities:
Taxable	235,216	1,988	3.35	85,845	757	3.51	176,793	4,456	3.37	84,732	2,177	3.43
Tax-exempt – FTE	357,438	6,163	6.84	325,756	5,945	7.26	348,054	17,844	6.85	337,591	18,589	7.36
Loans and leases – FTE	2,459,427	33,187	5.35	2,000,594	29,437	5.85	2,276,801	93,794	5.51	1,929,490	85,006	5.88
Purchased non-covered loans	283,364	5,653	7.92	2,419	55	9.05	120,339	7,366	8.18	3,218	211	8.76
Covered loans	438,913	10,501	9.49	682,506	15,347	8.95	507,708	34,845	9.18	731,658	47,710	8.69
Total earning assets – FTE	3,775,581	57,503	6.04	3,098,346	51,543	6.62	3,430,830	158,326	6.17	3,087,827	153,698	6.65
Non-interest earning assets	672,447			640,824			667,161			680,379
Total assets	$4,448,028			$3,739,170			$4,097,991			$3,768,206

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$1,843,060	$913	0.20%	$1,559,520	$1,002	0.26%	$1,721,794	$2,583	0.20%	$1,561,417	$3,517	0.30%
Time deposits of $100,000 or more	430,586	296	0.27	332,122	377	0.45	365,846	828	0.30	358,956	1,539	0.57
Other time deposits	465,759	328	0.28	422,632	533	0.50	432,436	1,046	0.32	457,445	2,082	0.61
Total interest bearing deposits	2,739,405	1,537	0.22	2,314,274	1,912	0.33	2,520,076	4,457	0.24	2,377,818	7,138	0.40
Repurchase agreements with customers	41,879	7	0.07	32,288	7	0.09	35,244	21	0.08	35,626	40	0.15
Other borrowings	308,875	2,732	3.51	301,673	2,628	3.47	292,221	8,064	3.69	295,342	8,020	3.63
Subordinated debentures	64,950	433	2.64	64,950	465	2.85	64,950	1,290	2.65	64,950	1,398	2.88
Total interest bearing liabilities	3,155,109	4,709	0.59	2,713,185	5,012	0.73	2,912,491	13,832	0.63	2,773,736	16,596	0.80
Non-interest bearing liabilities:
Non-interest bearing deposits	673,215			498,529			601,146			480,593
Other non-interest bearing liabilities	40,589			56,588			41,431			60,411
Total liabilities	3,868,913			3,268,302			3,555,068			3,314,740
Common stockholders’ equity	575,647			467,449			539,470			450,044
Noncontrolling interest	3,468			3,419			3,453			3,422
Total liabilities and stockholders’ equity	$4,448,028			$3,739,170			$4,097,991			$3,768,206

Net interest income – FTE		$52,794			$46,531			$144,494			$137,102
Net interest margin – FTE			5.55%			5.97%			5.63%			5.93%

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217